Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE FOURTH QUARTER OF FISCAL 2020

Keene, N.H. November 13, 2020 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the fourth quarter of fiscal 2020 which appears below compared with the fourth quarter of fiscal 2019. Total royalty income for the fourth quarter of fiscal 2020 includes negative adjustments made by the operating companies based upon their corrected royalty calculations for the preceding quarter, -$443,014, and for the 2019 fiscal year, -$254,369.

	4th Fiscal Quarter Ended 10/31/2020	4th Fiscal Quarter Ended 10/31/2019	Percentage Change
Total Royalty Income	$348,614	$1,660,135	-79.00%
Net Income	$218,649	$1,516,063	-85.58%
Distributions per Unit	$0.02	$0.16	-87.50%

The decline in total royalty income received for fiscal 2020 resulted to a large extent from the impact of COVID-19 and the associated economic disruption. The Trust received negative adjustments in fiscal 2020 which decreased royalty income by $653,916, whereas in fiscal 2019 the Trust received positive adjustments which increased royalty income by $225,450. Under the Mobil Agreement for fiscal 2020, gas prices, gas sales and average exchange rates showed percentage changes of -30.10%, -15.87% and -0.73%, respectively, in comparison to fiscal 2019. Under the OEG Agreement for fiscal 2020, gas prices, gas sales and average exchange rates showed percentage changes of -29.91%, -16.55% and -0.99%, respectively, in comparison to fiscal 2019. The comparison of the relevant periods is shown below.

	Fiscal Year Ended 10/31/2020	Fiscal Year Ended 10/31/2019	Percentage Change
Total Royalty Income	$4,050,017	$8,344,712	-51.47%
Net Income	$3,286,363	$7,578,065	-56.63%
Distributions per Unit	$0.32	$0.82	-60.98%

The 2020 Annual Meeting is scheduled to begin at 11:00 a.m. on February 17, 2021. The first part of the meeting will consist of an informal question and answer period held via Zoom. The second part, which will constitute the formal annual meeting, will be for purposes of voting on the proposals presented in the proxy statement. Further details will be provided in the Notice of Annual Meeting of Unit Owners which is being mailed in early January.

The previously declared distribution of 2 cents per unit will be paid on November 25, 2020 to owners of record as of November 13, 2020. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases, along with other pertinent information, are available on the Trust's website: www.neort.com.